Exhibit 1

JOINT FILING AGREEMENT

AGREEMENT dated as of April 11, 2024 by and between Keyarch Global Sponsor Limited, a Cayman Islands exempted company, and Fang Zheng (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of ordinary shares, par value NIS 0.00025 per share, of ZOOZ Power Ltd.. Each Party hereto agrees that this Schedule 13D relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: April 11, 2024

	By:	/s/ Fang Zheng
	Name:	Fang Zheng

Date: April 11, 2024	Keyarch Global Sponsor Limited

	By:	/s/ Fang Zheng
	Name:	Fang Zheng
	Title:	Authorized Signatory